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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                    FORM 8-K

                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported):  April 7, 2000



                             TERRA INDUSTRIES INC.
             (Exact name of registrant as specified in its charter)



             Maryland                      1-8520               52-1145429
(State or other jurisdiction of       (Commission File       (I.R.S. Employer
 incorporation or organization)            Number)          Identification No.)


               Terra Centre
             600 Fourth Street
               P.O. Box 6000
             Sioux City, Iowa                            51102-6000
      (Address of principal executive offices)           (Zip Code)


      Registrant's telephone number, including area code:  (712) 277-1340

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Item 5.  Other Events

Terra Industries Inc. announced today, April 7, 2000, that it completed a $225 million asset-based financing with Citibank, N.A., as Administrative Agent, and Salomon Smith Barney Inc., as Arranger, that replaces Terra's existing $63 million revolving credit line and amends and restates its $109 million long-term bank notes. The credit arrangements, which expire in January 2003, contain three components: a $116 million revolving credit facility, a $59 million amended Canadian term loan and a $50 million consolidated term loan. The revolving credit facility and amended Canadian term loan are secured primarily by Terra's accounts receivable and inventories; the consolidated term loan is secured primarily by Terra's fixed assets. Anglo American plc, which owns 49.5% of Terra's outstanding common shares, is providing limited credit support for the consolidated term loan.

Available borrowings under the revolving credit facility and amended Canadian term loan will depend upon Terra's accounts receivable and inventory levels. Interest rates for borrowings under the agreement will not exceed spreads over LIBOR of 4% for the consolidated term loan, 3.25% for the amended Canadian term loan and 2.75% for the revolving credit facility. Mandatory principal repayments are $1.25 million quarterly on the consolidated term loan. The agreement requires Terra to attain minimum quarterly earnings before interest, income taxes, depreciation and amortization (EBITDA) as more particularly defined in the agreement. The minimum annual EBITDA requirements for calendar 2000 and 2001 are $45 million and $90 million, respectively.

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    TERRA INDUSTRIES INC.



                              By:    /s/ George H. Valentine
                                 ---------------------------------------------
                                  George H. Valentine
                                  Senior Vice President, General Counsel
                                  and Corporate Secretary



Date:   April 7, 2000

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